Exhibit (g)(2)

                              FEE WAIVER AGREEMENT

      AGREEMENT made this ____day of ________, 2003, by and between MUNI CALIFORNIA INTERMEDIATE DURATION FUND, INC., a Maryland corporation (the "Fund"), and FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (the "Investment Adviser").

                               W I T N E S S E T H

      WHEREAS, the Fund and the Investment Adviser have separately entered into an Investment Advisory Agreement of even date herewith (the "Investment Advisory Agreement");

      In consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

      1. For the period from the commencement of the Fund's operations through , 2010, the Investment Adviser agrees to waive a portion of its investment advisory fee as follows:

                              Percentage                           Percentage
                                Waived                                Waived
                           (as a percentage                     (as a percentage
                           of average daily                       of average
      Period Ending        net assests)(1)    Period Ending      net assets)(1)
      -------------        ---------------    -------------      --------------
          2003(2)               0.15%             2007                0.15%
          2004                  0.15%             2008                0.15%
          2005                  0.15%             2009                0.10%
          2006                  0.15%             2010                0.05%
      ---------
      (1) Including net assets attributable to Preferred Stock.
      (2) From the commencement of operations.

      2. This Agreement, and the Investment Adviser's obligation to so waive its fee hereunder, shall terminate on the earlier of (a) ___________, _____ or
      (b) termination of the Investment Advisory Agreement.

      3. Except as provided in paragraph 2 above, this Agreement may be terminated only by the vote of (a) the Board of Directors of the Fund, including the vote of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

      4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

      IN WITNESS WHEREOF, the Fund and the Investment Adviser have caused this Agreement to be executed on the day and year above written.

                                       MUNI CALIFORNIA INTERMEDIATE
                                       DURATION FUND, INC.

                                       By: _____________________________________

Attest: ___________________________

                                       FUND ASSET MANAGEMENT, L.P.

                                       By: PRINCETON SERVICES, INC.,
                                           General Partner

                                       By: _____________________________________

Attest: ___________________________


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